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                                                                     EXHIBIT 8.3


               [LETTERHEAD OF FELDMAN FINANCIAL ADVISORS, INC.]



September 15, 1998



Board of Directors
Ogdensburg Federal Savings and Loan Association
825 State Street
Ogdensburg, New York 13669

Gentlemen:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Ogdensburg Federal Savings and Loan Association (the "Association"), pursuant to the Plan of Conversion adopted by the Board of Directors of the Association, do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering.

Such opinion is based on the fact that the subscription rights are acquired by the recipients without payment therefor, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of Peoples Bankcorp, Inc., the holding company formed to acquire all of the capital stock of the Association, at a price equal to the estimated aggregate pro forma market value, which will be the same price at which any unsubscribed shares will be sold in the community offering.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.